ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

NUVEEN MUNICIPAL QUALITY FUND, INC., a corporation organized and existing under and by virtue of the Minnesota Business Corporation Act (the “Corporation”), does hereby certify:

FIRST: That, by a unanimous written consent of the Board of Directors of the Corporation dated May 18, 1987, the Board of Directors duly adopted the following resolutions setting forth amendments to Article SECOND, Article FIFTH, Article SIXTH and Article ELEVENTH and adopting Article TWELFTH and Article THIRTEENTH of the Articles of Incorporation of the Corporation:

RESOLVED, by the Board of Directors of the Corporation, that the Articles of Incorporation of the Corporation be amended by striking Article SECOND in its entirety and substituting in lieu thereof the following:

SECOND: The name of the corporation is Nuveen Municipal Value Fund, Inc. (the “Corporation”).

FURTHER RESOLVED, by the Board of Directors of the Corporation, that the Articles of Incorporation of the Corporation be amended by striking the first sentence of Article FIFTH in its entirety and substituting in lieu thereof the following:

The total number of shares of stock which the Corporation is authorized to issue is Three Hundred Fifty Million (350,000,000) shares of common stock, par value $0.01 per share and of the aggregate par value of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Common Stock”), all of which shall be of the same class and have equal voting rights. There shall be no cumulative voting.

FURTHER RESOLVED, by the Board of Directors of the Corporation, that the Articles of Incorporation of the Corporation be amended by striking Article SIXTH in its entirety and substituting in lieu thereof the following:

SIXTH: (a) The initial number of directors of the Corporation shall be eight. The By-Laws of the Corporation may fix the number of directors at a number greater or less than eight and may authorize the Board of Directors, by the vote of the majority of the entire Board of Directors, to increase or decrease the number of directors fixed by these Articles of Incorporation or by the By-Laws within limits specified in the By-Laws.

(b) The names of the persons who will serve as the initial directors of the Corporation are as follows: Richard J. Franke, Royce A. Hoyle, Jr., Margaret K. Rosenheim, Robert G. Sether, Charles R. Standen, Donald E. Sveen, Frank P. Wendt and William R. Wilkerson.

(c) Beginning with the first annual meeting of shareholders (the “First Annual Meeting”), the Board of Directors shall be divided into three classes: Class I, Class II and Class III. The terms of office of the classes of directors elected at the First Annual Meeting shall expire at the times of the annual meetings of shareholders as follows: Class I — 1989, Class II — 1990, and Class III — 1991 or thereafter in each case when their respective successors are elected and qualified. At each subsequent annual election, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the time of the third succeeding annual meeting of shareholders, or thereafter in each case when their respective successors are elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by resolution of the Board of Directors so as to maintain the number of directors in each class as nearly as equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(d) Any vacancy occurring in the Board of Directors may be filled by a majority of the directors in office. A new directorship resulting from an increase in the number of directors shall be construed to be a vacancy. Any director elected to fill a vacancy shall be in the same class and have the same remaining term as that of the predecessor.

(e) A director may be removed from office only for “Cause” (as hereinafter defined) and only by action of the shareholders taken by the holders of at least sixty-six and two-thirds percent (66 2/ 3%) of the outstanding Common Stock. “Cause” shall require wilful misconduct, dishonesty, fraud or a felony conviction.

(f) In addition to the voting requirements imposed by law or by any other provision of these Articles of Incorporation, the provisions set forth in this Article SIXTH may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article SIXTH be adopted, unless such action is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Common Stock.

FURTHER RESOLVED, by the Board of Directors of the Corporation, that the Articles of Incorporation of the Corporation be amended by striking Article ELEVENTH in its entirety and substituting in lieu thereof the following:

ELEVENTH: (a) Notwithstanding any other provision of these Articles of Incorporation, an affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Common Stock shall be required to approve, adopt or authorize (i) a conversion of the Corporation from a closed-end investment company to an open-end investment company, (ii) a merger or consolidation of the Corporation with any other corporation or a reorganization or recapitalization, (iii) a sale, lease or transfer of all or substantially all of the assets of the Corporation (other than in the regular course of the Corporation’s investment activities), or (iv) a liquidation or dissolution of the Corporation, unless such action has previously been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of directors fixed in accordance with the By-Laws.

(b) In addition to the voting requirements imposed by law or by any other provision of these Articles of Incorporation, the provisions set forth in this Article ELEVENTH may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article ELEVENTH be adopted, unless such action is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Common Stock.

FURTHER RESOLVED, by the Board of Directors of the Corporation, that the Articles of Incorporation of the Corporation be amended by adding a new Article TWELFTH to read in its entirety as follows:

TWELFTH: No person who was or is a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 302A.559 or 80A.23 of the Minnesota Business Corporation Act, (d) for any transaction for which the director derived an improper personal benefit or (e) for any act or omission occurring prior to the date this Article TWELFTH becomes effective.

FURTHER RESOLVED, by the Board of Directors of the Corporation, that the Articles of Incorporation be amended by adding a new Article THIRTEENTH to read in its entirety as follows:

THIRTEENTH: (a) The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and any contract rights conferred upon the shareholders are granted subject to this reservation.

(b) Notwithstanding the foregoing, the provisions set forth in Articles SIXTH and ELEVENTH may not be amended, altered or repealed in any respect, nor may any provision inconsistent with any of such Articles be adopted unless such amendment, alteration, repeal or inconsistent provision is approved as specified in each such respective Article.

SECOND: That said amendments were duly adopted pursuant to Section 302A.131, 302A.133 and 302A.171 of the Minnesota Business Corporation Act.

IN WITNESS WHEREOF, Nuveen Municipal Quality Fund, Inc. has caused these Articles of Amendment to be signed by John E. McTavish, Vice President, and to be attested by James J. Wesolowski, Assistant Secretary, this 19th day of May, 1987.

NUVEEN MUNICIPAL QUALITY FUND, INC.

By:	/s/ John E. McTavish
John E. McTavish, Vice President

ATTEST:

By:	/s/ James J. Wesolowski
James J. Wesolowski, Assistant Secretary

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF COOK	)

The foregoing instrument was acknowledged before me by John E. McTavish, Vice President, and James J. Wesolowski, Assistant Secretary, of the aforementioned Corporation, on this 19th day of May, 1987.

/s/ Jane Bensley
Notary Public
My Commission Expires:	1/2/90